Exhibit 5.1

Yvan-Claude Pierre

+1 212 479 6721

ypierre@cooley.com

April 17, 2020

Shake Shack Inc.

225 Varick Street

Suite 301

New York, New York 10014

Ladies and Gentlemen:

We have represented Shake Shack Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of up to $75,000,000, of the Company’s Class A common stock, par value $0.001 per share (the “Shares”), pursuant to a Registration Statement on Form S-3 (File No. 333-225528) the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated April 17, 2020, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (together with the Base Prospectus, the “Prospectus”). The Shares are to be sold by the Company in accordance with the Distribution Agreement, dated as of April 17, 2020, by and among the Company, and J.P. Morgan Securities LLC, BofA Securities, Inc. and Wells Fargo Securities, LLC, each as a sales agent (the “Sales Agreement”), as described in the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Amended and Restated Certificate of Incorporation, as amended, the Company’s Second Amended and Restated Bylaws, the Sales Agreement and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.

We have assumed (i) that the specific sale of the Sales Agreement Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”) and (ii) that no more than 5,000,000 Shares will be sold. We express no opinion to the extent that future issuances of securities of the Company and/or anti-dilution adjustments to outstanding securities of the Company cause the number of shares of Common Stock then authorized less the sum of the number of shares outstanding or committed to be issued to exceed the number of Shares then issuable under the Agreement.

Our opinion herein is expressed solely with respect to the DGCL. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and paid for in accordance with the Sales Agreement and as provided in the Prospectus, will be validly issued, fully paid and nonassessable.

55 Hudson Yards, New York, NY 10001

T: (212) 479-6000 F: (212) 479-6275 www.cooley.com

April 17, 2020

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any responsibility to advise you of any changes in the facts stated or assumed herein or any changes in applicable law.

Sincerely,

Cooley LLP

By:	/s/	Yvan-Claude Pierre
Yvan-Claude Pierre

55 Hudson Yards, New York, NY 10001

T: (212) 479-6000 F: (212) 479-6275 www.cooley.com